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                                                                   EXHIBIT 23.1



                          INDEPENDENT AUDITORS CONSENT



The Board of Directors
GMX RESOURCES INC.

We consent to the incorporation by reference in the registration statement on Form SB-2 of GMX Resources Inc. of our report dated March 23, 2001, relating to the consolidated balance sheets of GMX Resources Inc. as of December 31, 2000, and 1999, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years then ended, which report appears in the Registration Statement of GMX Resources Inc. on Form SB-2 (No. 333-63586) and to the reference to our firm under the heading "Experts" in the Prospectus.


                                       KPMG LLP



Oklahoma City, Oklahoma
July 18, 2001